Exhibit (d)(3)

CENTRE LANE PARTNERS V, L.P.

c/o Centre Lane Partners, LLC

60 East 42nd Street

Suite 2220

New York, NY 10165

February 10, 2021

CLP SY Holding, LLC

c/o Centre Lane Partners, LLC

60 East 42nd Street

Suite 2220

New York, NY 10165

SY Merger Sub Corporation

c/o Centre Lane Partners, LLC

60 East 42nd Street

Suite 1250

New York, NY 10165

Re: Acquisition of Synacor, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) made as of the date hereof by and between SY Merger Sub Corporation (“Merger Sub”), CLP SY Holding, LLC (“Parent”) and Synacor, Inc. (the “Company”), pursuant to which Merger Sub will commence a tender offer to purchase any and all of the issued and outstanding shares of stock of the Company and following consummation of such tender offer, commence a merger with the Company, all on the terms and conditions therein set forth (the “Acquisition”). This letter is being delivered to Parent and Merger Sub to induce the Company to enter into the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Commitment. Centre Lane Partners V, L.P. (“Sponsor”) hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, it shall purchase, or cause the purchase of, equity interests of the Parent for an aggregate amount equal to $87,597,343, plus the aggregate amount payable to holders of Company Options, Company RSUs, and Company PSUs pursuant to Section 2.4 of the Merger Agreement (the “Commitment”), solely for the purpose of funding, and to the extent necessary to fund, the Offer and the Merger pursuant to and in accordance with the Merger Agreement, together with related expenses. The aggregate proceeds from the Commitment (after netting out applicable fees, expenses, original issue discount and similar premiums and charges) constitute all of the financing required for the consummation of the Offer, the Merger and the other Transactions, and are sufficient in amount for Parent or Merger Sub, as applicable, to pay the Offer Price payable in the Offer for all Company Shares tendered in the Offer, the Merger Consideration for all Company Shares

exchanged in the Merger, any other amounts required to be paid in connection with the consummation of the Transactions (including any amounts payable in respect of Company Options, Company RSUs and Company PSUs under the Merger Agreement) and, together with the Company’s cash on hand as of the Closing Date, all associated fees, costs and expenses in connection with the Offer, the Merger and the other Transactions, including the Equity Financing, in each case, to the extent required to be paid in connection with the consummation of the Offer, the Merger and such other Transactions; provided, that Sponsor shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of, or otherwise provide funds to Parent in excess of the Commitment. Sponsor may effect the purchase of the equity interests of Parent directly or indirectly through one or more affiliated entities or co-investors designated by it. The amount of the Commitment to be funded under this letter agreement simultaneous with the Closing may be reduced in an amount specified by Parent but only to the extent that Parent has consummated the Offer, the Merger and the other Transactions with Sponsor contributing, or causing to be contributed, less than the full amount of the Commitment.

2. Use of Proceeds. The proceeds of the Commitment financing will be contributed by Parent to Merger Sub in exchange for common equity of Merger Sub and used by Merger Sub solely to provide the funds needed to consummate the Offer, the Merger and the other Transactions and to pay any expenses in connection therewith.

3. Conditions. The Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction, or waiver by Parent or Merger Sub, of the Tender Offer Conditions, in each case other than those conditions that, by their nature are to be satisfied by actions to be taken on the Closing Date, and (c) in the case of the Merger, the substantially contemporaneous consummation of the Closing.

4. Enforceability. Subject to Section 7, (a) this letter agreement may only be enforced by Parent or Merger Sub, and (b) notwithstanding anything to the contrary in this letter agreement, Parent and Merger Sub’s creditors shall have no right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement.

5. Termination. The obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing (at which time Sponsor’s obligation shall be discharged), or (c) any of the Company’s creditors asserting a litigation claim against Sponsor, Parent or Merger Sub or any of their Affiliates in connection with this letter agreement or any of the transactions contemplated hereby (for clarity, excluding any claims by such creditors against the Company and its Affiliates pursuant to their contracts with the Company and its Affiliates).

6. No Modification; Entire Agreement. This letter agreement may not be amended, modified or supplemented except by an agreement in writing signed by Parent, Merger Sub, Sponsor and the Company. Parent and Merger Sub shall not agree to any such amendment, modification or supplementation without the prior written consent of the Company. This letter agreement constitutes the sole and entire agreement of Sponsor, on the one hand, and Parent and Merger Sub, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7. Parties in Interest; Third Party Beneficiaries. The Company is an express third-party beneficiary to this letter agreement and may enforce this letter agreement and cause Parent and Merger Sub (and any of their permitted successors and assigns) to enforce this letter agreement.    Subject to the immediately preceding sentence, (a) this letter agreement is for the sole benefit of and shall be binding upon Parent, Merger Sub and Sponsor and their respective successors and permitted assigns, and (b) nothing in this letter agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and Sponsor any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this letter agreement.

8. Governing Law; Submission to Jurisdiction; Venue. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Any legal suit, action or proceeding arising out of or based upon/relating to this letter agreement or the transactions contemplated hereby or shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified mail or by hand to a party’s address set forth on the first page of this letter (or to such other address that may be designated by the receiving party from time to time in accordance with this section) shall be effective service of process for any suit, action or other proceeding brought in any such court.

The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter or the transactions contemplated hereby.

10. No Assignment. The Commitment evidenced by this letter agreement shall not be assignable by Parent or Merger Sub without Sponsor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Sponsor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. No transfer of any rights or obligations hereunder by Sponsor shall be permitted without the consent of Parent, Merger Sub and the Company. Any purported transfer or assignment of any portion of a party’s rights or obligations hereunder in contravention of this Section 10 shall be null and void ab initio.

11. Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter.

12. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent and Merger Sub solely in connection with the Acquisition. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Sponsor, Parent and Merger Sub.

The foregoing notwithstanding, the existence of this letter agreement may be disclosed to the Company, subject to the terms of the Confidentiality Agreement, and the Company and the undersigned may disclose the existence of this letter to (a) its affiliates, representatives and professional advisors and (b) to the extent required by law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Acquisition.

13. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, and notwithstanding the fact that Sponsor may be a partnership, by its acceptance of the benefits of this letter agreement, Parent and Merger Sub each acknowledges and agrees that no person other than Sponsor, Parent and Merger Sub has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder or in connection with the transactions contemplated hereby and that no recourse, remedy or right of recovery or contribution shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability shall attach to, any person through Sponsor, Parent or Merger Sub or any of their affiliates (other than Sponsor, Parent or Merger Sub), or otherwise.

14. Reasonable Efforts.

To the extent necessary to consummate the Offer and the Merger and pursuant to Section 5.15 of the Merger Agreement, Parent and Merger Sub, as applicable, shall use, and shall cause its Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Commitment on the terms and as described in this letter agreement.

15. Specific Performance.

The parties hereto agree that if any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter and to specific performance of the terms hereof, in each case in accordance with Section 8 hereof, or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Parent’s or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled. The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Sponsor to fund the Commitment, and to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement.

16. Representations and Warranties.

Sponsor hereby represents and warrants to Parent and Merger Sub that:

(a) it is an entity duly organized validly existing and in good standing under the laws of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this letter agreement,

(b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this letter agreement,

(c) this letter agreement has been duly and validly executed and delivered by it and, upon execution by each of the other parties hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of Sponsor, enforceable against Sponsor in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally,

(d) all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement,

(e) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise,

(f) it has, and as of the Closing will have, sufficient financial resources (including liquidity) to fully perform the obligations required to be performed by it under this letter agreement,

(g) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable Law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which it is a party, and

(h) there are no other Contracts relating to Sponsor’s obligation to fund the full amount of the Commitment that could affect the amount, availability or conditionality of the Equity Financing.

[SIGNATURE PAGE FOLLOWS]

Very truly yours, CENTRE LANE PARTNERS V, L.P.

By:	Centre Lane Partners V GP, LLC

Its:	General Partner

By	/s/ Quinn Morgan

Name: Quinn Morgan

Title: Authorized Signatory

Agreed to and accepted: CLP SY HOLDING, LLC

By	/s/ Kenneth Lau

Name: Kenneth Lau

Title: Secretary and Treasurer

SY MERGER SUB CORPORATION

By	/s/ Kenneth Lau

Name: Kenneth Lau

Title: Secretary and Treasurer